Exhibit 99.1

Net 1 UEPS Technologies, Inc. Announces Third Quarter Results

Johannesburg, South Africa (May 10, 2007) –Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) (Nasdaq: UEPS) today announced results for the third quarter of fiscal 2007.

Results

Three months ended March 31, 2007 and 2006

	GAAP Q3 2007	Fundamental Q3 2007 (1)	GAAP and Fundamental Q3 2006	GAAP Variance %	Fundamental Variance %
Net income (US$’000)	18,253	19,323	16,576	10%	17%

Earnings per share, basic (US cents)	32.1	33.9	29.2	10%	16%

Revenue (US$’000)	61,275	61,275	54,584	12%	12%

(1) - Fundamental net income and earnings per share is GAAP net income and earnings per share excluding the effects related to the amortization of acquisition-related intangible assets, net of deferred taxes, and stock-based compensation charges.

Since the Company’s reporting currency is the U.S. dollar (“USD”) but its functional currency is the South African rand (“ZAR”), and due to the significant impact of currency fluctuations between the USD and the ZAR on the Company’s results of operations, the Company also analyzes its results of operations in ZAR to assist investors in understanding the changes in the underlying trends of its business. During the three and nine months ended March 31, 2007, the ZAR was significantly weaker against the USD than during the same periods in the prior year. The impact of these changes on results of operations is shown under the column “Change” in the tables of key metrics included at the end of this press release. In addition, results for the three and nine months ended March 31, 2006, were favourably impacted by hardware sales to Nedbank Limited of $4.4 million (ZAR 27.4 million) and $10.9 million (ZAR 69.6 million), respectively.

	GAAP Q3 2007	Fundamental Q3 2007	GAAP and Fundamental Q3 2006	GAAP Variance %	Fundamental Variance %
Net income (ZAR’000)	131,586	139,300	102,289	29%	36%

Earnings per share, basic (ZAR cents)	231.1	244.7	180.2	28%	36%

Revenue (ZAR’000)	441,731	441,731	336,834	31%	31%

Nine months ended March 31, 2007 and 2006

	GAAP YTD 2007	Fundamental YTD 2007	GAAP and Fundamental YTD 2006	GAAP Variance %	Fundamental Variance %
Net income (US$’000)	46,148	50,720	43,687	6%	16%

Earnings per share, basic (US cents)	81.1	89.1	77.4	5%	15%

Revenue (US$’000)	163,772	163,772	147,900	11%	11%

	GAAP YTD 2007	Fundamental YTD 2007	GAAP and Fundamental YTD 2006	GAAP Variance %	Fundamental Variance %
Net income (ZAR’000)	334,255	367,392	279,706	20%	31%

Earnings per share, basic (ZAR cents)	587.2	645.4	495.60	18%	30%

Revenue (ZAR’000)	1,186,218	1,186,218	946,922	25%	25%

Use of Non-GAAP measures

On July 3, 2006, the Company acquired Prism Holdings Limited (“Prism”) and has combined its results with those of the Company. Effective October 1, 2006, Prism acquired the remaining 25.1% of EasyPay (Pty) Ltd (“EasyPay”). Under United States generally accepted accounting principles (“GAAP”), the Company is required to fair value all intangible assets on the date of acquisition and amortize these intangible assets over their expected useful lives. In addition, under GAAP, the Company is required to measure the fair value of options granted to Prism employees and other employees and recognize a stock-based compensation charge over the requisite service period. The Company’s results for the three and nine months ended March 31, 2007 also include expenses relating to a potential acquisition that the Company ultimately determined not to pursue. The Company’s net income and earnings per common share and linked unit for the three and nine months ended March 31, 2007 includes the expenses related to this potential acquisition, amortization of Prism and EasyPay intangibles acquired as well as the stock-based compensation charge related to options granted to Prism employees and other employees. Attachment C presents a reconciliation between GAAP net income and earnings per common share and linked unit and measures of fundamental net income and fundamental earnings per common share and linked unit.

Management believes that these adjustments to net income and earnings per common share and linked unit enhance the Company’s evaluation of its performance. Therefore, the Company excludes these items from GAAP net income and earnings per common share and linked unit in calculating fundamental net income and earnings per common share and linked unit.

Financial results excluding Prism

The Company’s consolidated financial results excluding Prism’s consolidated financial results are attached as Attachment B.

Third Quarter Highlights

  $238.0 million in transactions were processed through the Company’s merchant acquiring system in the third quarter of fiscal 2007, compared to $187.8 million in the third quarter of fiscal 2006. During the three months ended March 31, 2007, 3,517,338 grants were paid through the Company’s terminal base, compared to 2,518,296 during the three months ended March 31, 2006;
  4,179 terminals were in use at 2,511 participating UEPS retail locations as of March 31, 2007, compared with 3,905 terminals in use at 2,352 locations as of March 31, 2006. These numbers were comparable to June 30, 2006. The number of transactions processed per terminal increased from 643 during the three months ended March 31, 2006, to 845 during the three months ended March 31, 2007;
  UEPS transaction-based activities effected 11.4 million payments during the third quarter of fiscal 2007, a 6% increase over the number of payments effected during the third quarter of fiscal 2006;
  A total of 3,803,150 UEPS smart card-based accounts were active at March 31, 2007, compared to 3,601,076 active accounts at March 31, 2006;
  The receipt of a settlement payment of approximately $6.9 million from the South African Social Security Agency related to contract deviations and contractual inflation price increases; and
  EasyPay processed 108,803,479 transactions and generated an average fee per transaction of $0.03.

Comments and Outlook

“In line with our expectations, we achieved a great financial result for the third quarter, setting the standard for our fourth quarter and year end and establishing a solid base for fiscal 2008,” said Dr. Serge Belamant, Chairman and CEO of Net1. “We are very satisfied with the performance of the Company in general, but more specifically with the enormous effort invested in a number of business development initiatives. On the local front, our banking initiative with Grindrod Bank is progressing well as the executive team has been appointed, the product set defined, the marketing and sales plan constructed and, more importantly, numerous customers identified who are eagerly awaiting the official launch. We have also submitted a comprehensive, competitive and progressive response to the SASSA tender. Internationally, our existing SmartSwitches are performing well by launching new products, signing up new customers and gaining market share through acceptance and credibility. We remain confident that we will continue to sign new country deals at an average rate of one per quarter and that these deals will further enhance our annual growth rate, allow us to geographically diversify our business and minimize intrinsic currency risks. We expect our full year results to be at the upper end of the previous guidance given and we firmly believe that the company, through its various current initiatives, will unlock significant value for its loyal shareholders in the near future,” he concluded.

Conference call

Net1 will host a conference call to review third quarter results on May 11, 2007 at 9:30 a.m Eastern Daylight Time. To participate in the call, dial 1-800-860-2442 (U.S. only), 1-866-519-5086 (Canada only), 0-800-028-0531 (U.K. only) or 0-800-200-648 (South Africa only) five minutes prior to the start of the call. The passcode is “Net1”. The call will also be webcast on the Net1 homepage, www.net1ueps.com. Please click on the webcast link at least 10 minutes prior to the call. A replay of the call may be accessed through the Net1 website through May 31, 2007.

About Net1 (www.net1ueps.com)

Net1 provides its universal electronic payment system, or UEPS, as an alternative payment system for the unbanked and under-banked populations of developing economies. The Company believes that it is the first company worldwide to implement a system that can enable the estimated four billion people who generally have limited or no access to a bank account to enter affordably into electronic transactions with each other, government agencies, employers, merchants and other financial service providers. To accomplish this, the Company has developed and deployed the UEPS. This system uses secure smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of Net1’s system can enter into transactions at any time with other cardholders in even the most remote areas so long as a portable offline smart card reader is available. In addition to payments and purchases, Net1’s system can be used for banking, health care management, international money transfers, voting and identification.

The Company also focuses on the development and provision of secure transaction technology, solutions and services. The Company’s core competencies around secure online transaction processing, cryptography and integrated circuit card (chip/smart card) technologies are principally applied to electronic commerce transactions in the telecommunications, banking, retail, petroleum and utilities market sectors. These technologies form the cornerstones of the “trusted transactions” environment of Prism, a South African based subsidiary of the Company, and provide the Company with the building blocks for developing secure end-to-end payment solutions.

This announcement contains forward-looking statements pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements, such as implementation of the Company’s Prism strategy, product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, development difficulties, foreign currency risks, costs of capital, the ability to consummate and integrate acquisitions, and other risks detailed in the Company’s SEC filings. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Contact William Espley at Net1 Investor Relations at:
Telephone:             (604) 484-8750
Toll Free:               1-866-412-NET1 (6381)

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Operations

	Three months ended		Nine months ended
	March 31,		March 31,
	2007	2006	2007	2006
	(In thousands, except per share data)		(In thousands, except per share data)

REVENUE	$61,275	$54,584	$163,772	$147,900

EXPENSE

COST OF GOODS SOLD, IT PROCESSING,
SERVICING AND SUPPORT	13,940	14,469	38,185	39,196

GENERAL AND ADMINISTRATION	15,515	13,620	44,690	36,232

DEPRECIATION AND AMORTIZATION	2,752	1,428	8,512	4,331

COSTS RELATED TO PUBLIC OFFERING AND

NASDAQ LISTING	-	25	-	1,529

OPERATING INCOME	29,068	25,042	72,385	66,612

INTEREST INCOME, net	735	1,535	2,793	3,781

INCOME BEFORE INCOME TAXES	29,803	26,577	75,178	70,393

INCOME TAX EXPENSE	11,397	10,074	28,927	27,062

NET INCOME FROM CONTINUING OPERATIONS
BEFORE MINORITY INTEREST AND (LOSS)
EARNINGS FROM EQUITY ACCOUNTED
INVESTMENTS	18,406	16,503	46,251	43,331

MINORITY INTEREST	-	-	205	-

(LOSS) EARNINGS FROM EQUITY ACCOUNTED
INVESTMENTS	(153)	73	102	356

NET INCOME	$18,253	$16,576	$46,148	$43,687

Net income per share
Basic earnings, in cents – common stock and linked
units	32.1	29.2	81.1	77.4
Diluted earnings, in cents – common stock and
linked units	31.8	28.8	80.3	76.2

NET 1 UEPS TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets

	Unaudited	(A)
	March 31,	June 30,
	2007	2006
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$118,890	$189,735
Pre-funded social welfare grants receivable	39,546	17,223
Accounts receivable, net of allowances of – March: $598; June: $159	41,610	21,219
Finance loans receivable, net of allowances of – March: $4,359; June: $3,448	6,210	6,713
Deferred expenditure on smart cards	516	656
Inventory	5,376	1,935
Deferred income taxes	8,177	3,237
Total current assets	220,325	240,718
LONG TERM RECEIVABLE	933	946
PROPERTY, PLANT AND EQUIPMENT, NET OF ACCUMULATED
DEPRECIATION OF – March: $26,959; June: $16,543	7,864	3,757
EQUITY ACCOUNTED INVESTMENTS	6,101	4,986
GOODWILL	83,647	13,923
INTANGIBLE ASSETS, NET OF ACCUMULATED AMORTIZATION OF –
March: $11,753; June: $6,549	32,469	5,649
TOTAL ASSETS	351,339	269,979
LIABILITIES
CURRENT LIABILITIES
Bank overdraft	149	20
Accounts payable	404	2,073
Other payables	40,577	28,575
Income taxes payable	16,058	12,455
Total current liabilities	57,188	43,123
DEFERRED INCOME TAXES	33,656	17,846
INTEREST BEARING LIABILITIES	3,830	-
TOTAL LIABILITIES	94,674	60,969
SHAREHOLDERS’ EQUITY
COMMON STOCK
Authorized: 83,333,333 with $0.001 par value;
Issued and outstanding shares - March: 50,877,323; June: 49,596,879	51	50
SPECIAL CONVERTIBLE PREFERRED STOCK
Authorized: 50,000,000 with $0.001 par value;
Issued and outstanding shares - March: 6,051,321; June: 7,315,099	6	7
B CLASS PREFERENCE SHARES
Authorized: 330,000,000 with $0.001 par value;
Issued and outstanding shares (net of shares held by the Company) - March:
44,588,706; June: 53,900,752	7	9
ADDITIONAL PAID-IN-CAPITAL	106,530	105,792
TREASURY SHARES ISSUED: March: 147,973; June: 147,973	(3,958)	(3,958)
ACCUMULATED OTHER COMPREHENSIVE INCOME	(8,992)	(9,763)
RETAINED EARNINGS	163,021	116,873
TOTAL SHAREHOLDERS’ EQUITY	256,665	209,010
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$351,339	$269,979
(A) – Derived from audited financial statements

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended		Nine months ended
	March 31,		March 31,
	2007	2006	2007	2006
	(In thousands)		(In thousands)

Cash flows from operating activities
Net income	$18,253	$16,576	$46,148	$43,687
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	2,752	1,428	8,512	4,331
Earnings from equity accounted investments	153	(73)	(102)	(356)
Fair value adjustment related to financial liabilities	25	-	178	6
Fair value of FAS 133 derivative adjustments	(58)	(23)	19	30
Interest payable	110	-	110	-
(Profit) Loss on disposal of property, plant and equipment	(58)	2	(125)	11
Profit on disposal of business	-	(10)	-	(10)
Minority interest	-	-	205	-
Stock compensation charge	190	124	686	124
Increase in accounts receivable, pre-funded social
welfare grants receivable and finance loans receivable	(32,566)	(26,635)	(35,118)	(10,441)
(Increase) Decrease in deferred expenditure on smart
cards	(61)	283	133	1,943
Decrease (Increase) in inventory	210	551	(2,543)	(719)
Increase in accounts payable and other payables	11,436	14,098	490	10,861
Increase (Decrease) in taxes payable	5,649	98	2,271	(5,088)
(Decrease) Increase in deferred taxes	(1,898)	2,594	(1,745)	6,858
Net cash provided by operating activities	4,137	9,013	19,119	51,237

Cash flows from investing activities
Capital expenditures	(943)	(315)	(2,646)	(1,203)
Proceeds from disposal of property, plant and equipment	116	16	262	100
Profit on disposal of business	-	10	-	10
Acquisition of Prism Holdings Limited, net of cash acquired	(9,713)	-	(92,043)	-
Acquisition of equity interest in and advance of loans to equity
accounted investment	(310)	(761)	(310)	(2,612)
Net cash used in investing activities	(10,850)	(1,050)	(94,737)	(3,705)

Cash flows from financing activities
Proceeds from issue of share capital, net of share issue
expenses	-	-	50	32,219
Proceeds from bank overdrafts	148	-	61,731	-
Repayment of bank overdraft	-	-	(62,272)	-
Proceeds from interest bearing liabilities	-	-	3,513	-
Net cash provided by financing activities	148	-	3,022	32,219

Effect of exchange rate changes on cash	(2,447)	2,032	1,751	6,397

Net (decrease) increase in cash and cash equivalents	(9,012)	9,995	(70,845)	86,148

Cash and cash equivalents – beginning of period	127,902	183,902	189,735	107,749

Cash and cash equivalents – end of period	$118,890	$193,897	$118,890	$193,897

Net 1 UEPS Technologies, Inc.
Attachment A

Key metrics and statistics at and for the three months ended March 31, 2007 and 2006:

Three months ended March 31, 2007 and 2006

					Three
					months
	Three months ended				ended	Year ended
	March 31,		Change		Dec 31,	June 30,
				Constant
	2007	2006		Exchange	2006	2006
	US$	US$	Actual	Rate (1)	US$	US$
Key statement of operations data, in
’000, except EPS
Revenue	$61,275	$54,584	12%	31%	$49,571	$196,098
Operating income	29,068	25,042	16%	36%	20,142	89,613
Income tax expense	11,397	10,074	13%	32%	8,690	36,653
Net income	$18,253	$16,576	10%	29%	$12,823	$59,232

Earnings per share,
Basic (cents)	32.1	29.2	10%	28%	22.5	105.8
Diluted (cents)	31.8	28.8	10%	29%	22.3	103.3

Fundamental earnings per share,
Basic (cents)	33.9	29.2	16%	36%	27.0	105.8

Key segmental data, in ’000, except
margins
Revenue:
Transaction-based activities	$40,962	$31,767	29%	51%	$29,973	$117,186
Smart card accounts	8,655	9,570	(10)%	6%	8,487	36,220
Financial services	2,858	4,200	(32)%	(21)%	2,793	16,129
Hardware, software and related
technology sales	8,800	9,047	(3)%	14%	8,318	26,563
Total consolidated revenue	$61,275	$54,584	12%	31%	$49,571	$196,098

Consolidated operating income (loss):
Transaction-based activities	$24,869	$16,428	51%	77%	$17,502	$60,653
Smart card accounts	3,934	4,351	(10)%	6%	3,858	16,464
Financial services	930	1,782	(48)%	(39)%	768	6,929
Hardware, software and related
technology sales	991	5,449	(82)%	(79)%	581	16,721
Corporate/ Eliminations	(1,656)	(2,968)	(44)%	(35)%	(2,567)	(11,154)
Total operating income	$29,068	$25,042	16%	36%	$20,142	$89,613

Operating income margin (%)
Transaction-based activities	61%	52%			58%	52%
Smart card accounts	45%	45%			45%	45%
Financial services	33%	42%			27%	43%
Hardware, software and related
technology sales	11%	60%			7%	63%
Overall operating margin	47%	46%			41%	46%

	Mar 31,	Jun 30,
	2007	2006
Key balance sheet data, in ’000
Cash and cash equivalents	$118,890	$189,735	(37)%
Total current assets	220,325	240,718	(8)%
Total assets	351,339	269,979	30%
Total current liabilities	57,188	43,123	33%
Total shareholders’ equity	$256,665	$209,010	23%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the third quarter of fiscal 2007 also prevailed during the third quarter of fiscal 2006.

Three months ended March 31, 2007 and 2006 (continued)

				Three
				months
	Three months ended			ended	Year ended
	March 31,		Change	Dec 31,	June 30,
	2007	2006		2006	2006

Additional information:
Transaction-based activities:
Total number of grants paid:
KwaZulu-Natal	5,079,328	4,606,938	10%	5,022,500	18,117,676
Limpopo	2,925,621	2,832,121	3%	2,905,861	11,154,040
North West	833,683	801,524	4%	827,058	3,181,242
Northern Cape	417,990	401,712	4%	416,702	1,585,846
Eastern Cape	2,153,674	2,088,799	3%	2,144,919	8,204,977
	11,410,296	10,731,094	6%	11,317,040	42,243,781

Average revenue per grant paid:	ZAR	ZAR		ZAR	ZAR
KwaZulu-Natal	19.35	20.19	(4)%	20.18	20.14
Limpopo	16.19	15.42	5%	15.98	15.59
North West	21.19	17.23	23%	19.71	18.10
Northern Cape	18.62	18.84	(1)%	18.67	19.30
Eastern Cape	12.89	11.98	8%	11.81	12.04

UEPS merchant acquiring system:
Terminals installed at period end	4,179	3,905	7%	4,145	4,038
Number of participating retail
locations at period end	2,511	2,352	7%	2,443	2,381
Value of transactions processed
through POS devices during the
quarter (in ZAR ’000)	1,726,532	1,158,546	49%	1,355,399	1,225,168
Value of transactions processed
through POS devices during the
completed pay cycles for the quarter
(in ZAR ’000)	1,634,410	1,055,203	55%	1,376,509	1,213,026
Average number of grants processed
per terminal during the quarter	845	643	31%	671	643
Average number of grants processed
per terminal during the completed pay
cycles for the quarter	807	584	38%	683	639

EasyPay transaction fees:
Number of transactions processed	108,803,479			117,626,419
Average fee per transaction (in ZAR)	0.21			0.21

Three months ended March 31, 2007 and 2006 (continued)

				Three
				months
	Three months ended			ended	Year ended
	March 31,		Change	Dec 31,	June 30,
	2007	2006		2006	2006
Smart card accounts:
Total number of smart card accounts	3,803,150	3,601,076	6%	3,790,813	3,653,696

Hardware, software and related
technology sales:
Ad hoc significant hardware sales
(US$ ’000)
Nedbank POS’s, pin pads, smart cards
and other hardware	-	4,400	nm	-	13,300
SmartSwitch Namibia hardware and
software (before consolidation
adjustments)	-	1,200	nm	-	3,900
SmartSwitch Botswana hardware and
software (before consolidation
adjustments)	56	-	nm	-	-

Financial services: (US$ ’000)
Traditional microlending:
Finance loans receivable – gross	7,112	8,289	(14)%	7,399	7,169
Allowance for doubtful finance loans
receivable	(4,359)	(3,652)	19%	(4,232)	(3,448)
Finance loans receivable – net	2,753	4,637	(41)%	3,167	3,721

UEPS-based lending:
Finance loans receivable –net and
gross (i.e., no provisions)	3,457	3,855	(10)%	4,429	2,992

Earnings (Loss) from equity accounted
investments: (US$ ’000)
SmartSwitch Namibia:
Equity owned	50%	50%		50%	50%

Beginning of period	(764)	-		(659)	-
Equity accounted (loss)(1)	(74)	(531)		(38)	(586)
Foreign currency adjustment	28	(12)		(67)	70
End of period	(810)	(543)		(764)	(516)

SmartSwitch Botswana:
Equity owned	50%	50%		50%	50%

Beginning of period	(576)	-		(495)	-
Equity accounted (loss) (1)	(128)	-		(35)	-
Foreign currency adjustment	102	-		(46)	-
End of period	(602)	-		(576)	-

nm – Statistic not meaningful (1) – includes the elimination of unrealized net income

Key metrics and statistics at and for the nine months ended March 31, 2007 and 2006:

Nine months ended March 31, 2007 and 2006

	Nine months ended				Year ended
	March 31,		Change		June 30,
				Constant
	2007	2006		Exchange	2006
	US$	US$	Actual	Rate (1)	US$
Key statement of operations data, in
’000, except EPS
Revenue	$163,772	$147,900	11%	25%	$196,098
Operating income	72,385	66,612	9%	23%	89,613
Income tax expense	28,927	27,062	7%	21%	36,653
Net income	$46,148	$43,687	6%	20%	$59,232

Earnings per share,
Basic (cents)	81.1	77.4	5%	19%	105.8
Diluted (cents)	80.3	76.2	5%	19%	103.3

Fundamental earnings per share,
Basic (cents)	89.1	77.4	15%	30%	105.8

Key segmental data, in ’000, except
margins
Revenue:
Transaction-based activities	$103,172	$86,840	19%	34%	$117,186
Smart card accounts	25,722	26,866	(4)%	8%	36,220
Financial services	8,636	12,456	(31)%	(22)%	16,129
Hardware, software and related
technology sales	26,242	21,738	21%	37%	26,563
Total consolidated revenue	$163,772	$147,900	11%	25%	$196,098

Consolidated operating income (loss):
Transaction-based activities	$60,799	$44,077	38%	56%	$60,653
Smart card accounts	11,692	12,212	(4)%	8%	16,464
Financial services	2,758	5,454	(49)%	(43)%	6,929
Hardware, software and related
technology sales	2,621	13,390	(80)%	(78)%	16,721
Corporate/ Eliminations	(5,485)	(8,521)	(36)%	(27)%	(11,154)
Total operating income	$72,385	$66,612	9%	23%	$89,613

Operating income margin (%)
Transaction-based activities	59%	51%			52%
Smart card accounts	45%	45%			45%
Financial services	32%	44%			43%
Hardware, software and related
technology sales	10%	62%			63%
Overall operating margin	44%	45%			46%

	Mar 31,	Jun 30,
	2007	2006
Key balance sheet data, in ’000
Cash and cash equivalents	$118,890	$189,735	(37)%
Total current assets	220,325	240,718	(8)%
Total assets	351,339	269,979	30%
Total current liabilities	57,188	43,123	33%
Total shareholders’ equity	$256,665	$209,010	23%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the nine months ended March 31, 2007 also prevailed during the nine months ended March 31, 2006.

Nine months ended March 31, 2007 and 2006 (continued)

	Nine months ended			Year ended
	March 31,		Change	June 30,
	2007	2006		2006

Additional information:
Transaction-based activities:
Total number of grants paid:
KwaZulu-Natal	15,017,233	13,359,432	12%	18,117,676
Limpopo	8,724,102	8,279,826	5%	11,154,040
North West	2,481,696	2,365,496	5%	3,181,242
Northern Cape	1,247,935	1,188,037	5%	1,585,846
Eastern Cape	6,426,585	6,093,874	5%	8,204,977
	33,897,551	31,286,665	8%	42,243,781

Average revenue per grant paid:	ZAR	ZAR		ZAR
KwaZulu-Natal	19.90	20.04	(1)%	20.14
Limpopo	16.16	15.38	5%	15.59
North West	20.17	17.01	19%	18.10
Northern Cape	18.67	18.92	(1)%	19.30
Eastern Cape	12.19	12.08	1%	12.04

UEPS merchant acquiring system:
Terminals installed at period end	4,179	3,905	7%	4,038
Number of participating retail
locations at period end	2,511	2,352	7%	2,381
Value of transactions processed
through POS devices during the
quarter (in ZAR ’000)	1,726,532	1,158,546	49%	1,225,168
Value of transactions processed
through POS devices during the
completed pay cycles for the quarter
(in ZAR ’000)	1,634,410	1,055,203	55%	1,213,026
Average number of grants processed
per terminal during the quarter	845	643	31%	643
Average number of grants processed
per terminal during the completed pay
cycles for the quarter	807	584	38%	639

EasyPay transaction fees:
Number of transactions processed	327,261,557
Average fee per transaction (in ZAR)	0.21

Nine months ended March 31, 2007 and 2006 (continued)

	Nine months ended			Year ended
	March 31,		Change	June 30,
	2007	2006		2006
Smart card accounts:
Total number of smart card accounts	3,803,150	3,601,076	6%	3,653,696

Hardware, software and related
technology sales:
Ad hoc significant hardware sales
(US$ ’000)
Nedbank POS’s, pin pads, smart cards
and other hardware	-	10,900	nm	13,300
SmartSwitch Namibia hardware and
software (before consolidation
adjustments)	-	3,900	nm	3,900
SmartSwitch Botswana hardware and
software (before consolidation
adjustments)	2,056	-	nm	-

Financial services: (US$ ’000)
Traditional microlending:
Finance loans receivable – gross	7,112	8,289	(14)%	7,169
Allowance for doubtful finance loans
receivable	(4,359)	(3,652)	19%	(3,448)
Finance loans receivable – net	2,753	4,637	(41)%	3,721

UEPS-based lending:
Finance loans receivable –net and
gross (i.e., no provisions)	3,457	3,855	(10)%	2,992

Earnings (Loss) from equity accounted
investments: (US$ ’000)
SmartSwitch Namibia:
Equity owned	50%	50%		50%

Beginning of period	(516)	-		-
Equity accounted (loss)(1)	(318)	(531)		(586)
Foreign currency adjustment	24	(12)		70
End of period	(810)	(543)		(516)

SmartSwitch Botswana:
Equity owned	50%	50%		50%

Beginning of period	-	-		-
Equity accounted (loss) (1)	(683)	-		-
Foreign currency adjustment	81	-		-
End of period	(602)	-		-

nm – Statistic not meaningful
(1) – includes the elimination of unrealized net income

Net 1 UEPS Technologies, Inc. Attachment B

Key metrics and statistics for the three months ended March 31, 2007 and 2006 excluding the results of Prism Holdings Limited:

Three months ended March 31, 2007 and 2006

					Three
					months
	Three months ended				ended	Year ended
	March 31,		Change		Dec 31,	June 30,
				Constant
	2007(1)	2006		Exchange	2006	2006
	US$	US$	Actual	Rate (2)	US$	US$
Key statement of operations data, in
’000, except EPS
Revenue	$51,711	$54,584	(5)%	11%	$40,435	$196,098
Operating income	28,215	25,042	13%	32%	19,431	89,613
Net income(3)	$18,689	$16,576	13%	32%	$12,802	$59,232

Earnings per share,
Basic(3)	32.8	29.2	12%	31%	22.50	105.8

Key segmental data, in’000, except
margins
Revenue:
Transaction-based activities	$37,806	$31,767	19%	39%	$26,506	$117,186
Smart card accounts	8,655	9,570	(10)%	6%	8,487	36,220
Financial services	2,858	4,200	(32)%	(21)%	2,793	16,129
Hardware, software and related
technology sales	2,392	9,047	(74)%	(69)%	2,649	26,563
Total consolidated revenue	$51,711	$54,584	(5)%	11%	$40,435	$196,098

Consolidated operating income (loss):
Transaction-based activities	$23,979	$16,428	46%	71%	$16,153	$60,653
Smart card accounts	3,934	4,351	(10)%	6%	3,858	16,464
Financial services	930	1,782	(48)%	(39)%	768	6,929
Hardware, software and related
technology sales	626	5,449	(89)%	(87)%	902	16,721
Corporate/ Eliminations	(1,254)	(2,968)	(58)%	(51)%	(2,250)	(11,154)
Total operating income	$28,215	$25,042	13%	32%	$19,431	$89,613

Operating income margin (%)
Transaction-based activities	63%	52%			61%	52%
Smart card accounts	45%	45%			45%	45%
Financial services	33%	42%			27%	43%
Hardware, software and related					34%
technology sales	26%	60%				63%
Overall operating margin	55%	46%			48%	46%

(1) – Amounts and percentages in this column exclude the consolidated results of Prism Holdings Limited.

(2) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the third quarter of fiscal 2007 also prevailed during the third quarter of fiscal 2006.

Three months ended March 31, 2007 and 2006 (continued)

(3) – Net income and earnings per share – basic for the three months ended March 31, 2007 are non-GAAP measures as they exclude the results of Prism for the three months ended March 31, 2007, the expense related to the amortization of intangible assets acquired in the Prism acquisition and the stock-based compensation charge related to options granted to Prism employees. Accordingly, Prism’s net income of $481, or 0.9 cents is required to be added to the non-GAAP net income and earnings per shares – basic measures and the amortization expense of $880, or 1.5 cents, and the stock-based compensation charge of $37, or 0.1 cents, must be subtracted from the non-GAAP net income and earnings per share - basic measures provided in order to arrive at GAAP net income of $18,253, or 32.1 cents.

The Company believes it meaningful to present this information until the Prism integration is complete and the Company’s shareholders are able to better understand the implications of the Prism acquisition on the Company’s results.

Key metrics and statistics for the nine months ended March 31, 2007 and 2006 excluding the results of Prism Holdings Limited:

Nine months ended March 31, 2007 and 2006

	Nine months ended				Year ended
	March 31,		Change		June 30,
				Constant
	2007(1)	2006		Exchange	2006
	US$	US$	Actual	Rate (2)	US$
Key statement of operations data, in
’000, except EPS
Revenue	$137,272	$147,900	(7)%	5%	$196,098
Operating income	71,786	66,612	8%	22%	89,613
Net income(3)	$47,908	$43,687	10%	24%	$59,232

Earnings per share,
Basic(3)	84.2	77.4	9%	23%	105.8

Key segmental data, in ’000, except
margins
Revenue:
Transaction-based activities	$93,526	$86,840	8%	22%	$117,186
Smart card accounts	25,722	26,866	(4)%	8%	36,220
Financial services	8,636	12,456	(31)%	(22)%	16,129
Hardware, software and related
technology sales	9,388	21,738	(57)%	(51)%	26,563
Total consolidated revenue	$137,272	$147,900	(7)%	5%	$196,098

Consolidated operating income (loss):
Transaction-based activities	$57,761	$44,077	31%	48%	$60,653
Smart card accounts	11,692	12,212	(4)%	8%	16,464
Financial services	2,758	5,454	(49)%	(43)%	6,929
Hardware, software and related
technology sales	3,915	13,390	(71)%	(67)%	16,721
Corporate/ Eliminations	(4,080)	(8,521)	(52)%	(46)%	(11,154)
Total operating income	$72,046	$66,612	8%	22%	$89,613

Operating income margin (%)
Transaction-based activities	62%	51%			52%
Smart card accounts	45%	45%			45%
Financial services	32%	44%			43%
Hardware, software and related
technology sales	42%	62%			63%
Overall operating margin	52%	45%			46%

(1) – Amounts and percentages in this column exclude the consolidated results of Prism Holdings Limited.

(2) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the nine months ended March 31, 2007 also prevailed during the nine months ended March 31, 2006.

Nine months ended March 31, 2007 and 2006 (continued)

(3) – Net income and earnings per share – basic for the nine months ended March 31, 2007 are non-GAAP measures as they exclude the results of Prism for the nine months ended March 31, 2006, the expense related to the amortization of intangible assets acquired in the Prism acquisition and the stock-based compensation charge related to options granted to Prism employees. Accordingly, Prism’s net income of $1,253, or 2.2 cents is required to be added to the non-GAAP net income and earnings per shares – basic measures and the amortization expense of $2,548, or 4.5 cents, and the stock-based compensation charge of $465, or 0.8 cents, must be subtracted from the non-GAAP net income and earnings per share - basic measures provided in order to arrive at GAAP net income of $46,148, or 81.1 cents.

The Company believes it meaningful to present this information until the Prism integration is complete and the Company’s shareholders are able to better understand the implications of the Prism acquisition on the Company’s results.

Net 1 UEPS Technologies, Inc.
Attachment C

Reconciliation of GAAP results to fundamental results:

Three months ended March 31, 2007 and 2006

	Three months ended March 31,
		Amortization
		of Prism and
		EasyPay	Stock-	2007
	2007	intangible	based	Funda-	2006
	GAAP	assets(1)	charge(2)	mental	GAAP

Net income (US$’000)	18,253	880	190	19,323	16,576
Earnings per share, basic (US$ cents)	32.1			33.9	29.2

Net income (ZAR’000)	131,586	6,344	1,370	139,300	102,289
Earnings per share, basic (ZAR cents)	231.1			244.7	180.2

(1) Amortization of Prism and EasyPay Intangibles, net of deferred tax benefit:
	$ ’000	ZAR ’000
Customer relationships	365	2,630
Software and unpatented technology	94	679
Trademarks	921	6,642
Deferred tax benefit	(500)	(3,607)
	880	6,344

(2) Includes stock-based compensation charge related to options granted to employees of Prism and under the Amended and Restated Net 1 UEPS Technologies, Inc. 2004 Stock Incentive Plan.

Nine months ended March 31, 2007 and 2006

	Nine months ended March 31,
				Expenses
		Amortization		associated
		of Prism and		with
		EasyPay	Stock-	acquisition	2007
	2007	intangible	based	not	Funda-	2006
	GAAP	assets(1)	charge(2)	pursued(3)	mental	GAAP

Net income (US$’000)	46,148	2,548	836	1,188	50,720	43,687
Earnings per share, basic (US$ cents)	81.1				89.1	77.4

Net income (ZAR’000)	334,255	18,457	6,055	8,625	367,392	279,706
Earnings per share, basic (ZAR cents)	587.2				645.4	495.60

(1) Amortization of Prism and EasyPay Intangibles, net of deferred tax benefit:

	US$	ZAR ’000
	’000
Customer relationships	1,024	7,410
Software and unpatented technology	272	1,972
Trademarks	2,714	19,661
Deferred tax benefit	(1,462)	(10,586)
	2,548	18,457

(2) Includes stock-based compensation charge related to options granted to employees of Prism and under the Amended and Restated Net 1 UEPS Technologies, Inc. 2004 Stock Incentive Plan.

(3) Represents expenses associated with a potential acquisition that Net1 ultimately decided not to pursue during the three months ended December 31, 2006.

Net 1 UEPS Technologies, Inc.
Attachment D

FREQUENTLY ASKED QUESTIONS

What is the status of the SASSA tender and on what basis did Net1 submit a proposal?

Net1 submitted ten proposals in response to the SASSA tender on Friday, May 4, 2007. We submitted a proposal for each one of South Africa’s nine provinces and a separate proposal for the country as a whole. According to SASSA’s published timetable, the final evaluation process will be completed by July 13, 2007 where after service level agreements will be negotiated with the winning bidder/s. The new contract will commence on April 1, 2008. Our existing contracts in five provinces will therefore continue until March 31, 2008.

How will the tenders be adjudicated?

The tenders will be adjudicated by a committee appointed by SASSA. The submissions will be evaluated in terms of the following 100-point scoring system:

  Technological solution: 60 points
  Financial proposal: 30 points
  Black economic empowerment procurement objectives: 10 points

How does Net1 view its chances of success for the SASSA tender and who are the competitors?

We believe that we have a good chance of remaining a significant player in the social grant payment business in South Africa for the following main reasons:

  our successful track record with our provincial government contracts;
  our unique UEPS technology and biometric identification systems that enables us to effect secure off- line payments – especially in rural areas where communications infrastructure is limited or non-existent;
  our unique solution that gives SASSA the flexibility to utilize various distribution methods to conduct beneficiary registration, electronic voucher generation, electronic voucher distribution, proof of life and pay-out and payment transacting. Our solution is based on simplifying the existing processes and providing significantly improved convenience to beneficiaries to access and receive their grants; and
  our financial strength that enables us to arrange finance for the significant amount of money required to pre-fund social grants in any, or all of the provinces, which is a requirement of the tender.

However, as this is a competitive tender process, there can be no assurance that we will retain any or all of our existing contracts.

We believe the other bidders who will participate in the process consist of the major South African banks and the other contractors currently engaged in the grant payment business, being Allpay (Pty) Ltd (a subsidiary of ABSA Bank) and Empilweni Payout Services (Pty) Ltd.

How will the pricing for any future contracts with SASSA change from the current base?

Our pricing proposals are obviously confidential during this stage of the tendering process and we can not reveal any details of what we have proposed. Should we be successful with some or all of our proposals, the final pricing will depend on the options selected by SASSA and the service level agreement negotiations. As soon as we have finality on these prices upon completion of the tender process, we will provide a detailed update on the financial implications for Net1.

Can any interested party, such as an investor or analyst, talk to SASSA about the tenders and the process?

Please refrain from contacting SASSA during the tender process as the tender evaluation process is conducted in a secure and confidential manner.

What is the status of the wage payment system implementation with Grindrod Bank and how will Net1 derive income from the relationship with Grindrod Bank?

In late January 2007, we signed a co-operation agreement with Grindrod Bank, a fully registered bank in South Africa, for the establishment of a retail banking division within Grindrod Bank that will focus on deploying our wage payment solution in South Africa. Under the agreement, Grindrod Bank will establish the division and will be responsible for the human resources, administration, compliance, risk management and financial affairs of the division. Net1 will be responsible for the supply and maintenance of all UEPS hardware and software required to implement and run its wage payment system, for which it will charge a monthly fee per smart card account at Net1’s cost price, and will receive ongoing fee payments based on the amount of business transacted by the division utilizing the UEPS technology. Net1 will assist Grindrod Bank with the implementation of the business plan and operational activities and both parties have contributed $0.7 million (ZAR 5 million) to assist with the set-up costs of the division. The division reports to an executive committee consisting of two Net1 and two Grindrod representatives.

Net1 and Grindrod Bank commenced with the establishment of the division during the third quarter of fiscal 2007. During the establishment phase, all the relevant technological platforms will be installed, where required, or integrated between Net1 and Grindrod. Grindrod Bank, with Net1’s assistance, has also initiated the process that will enable it to become a member of the South African National Payment System and the various payment clearing houses in South Africa. Due to the focus of Grindrod Bank’s activities in the past, membership of these bodies was not required, but the establishment of a retail banking division requires this process to be completed. In parallel, Net1 and Grindrod Bank have defined the products, pricing and marketing strategy for the wage payment system. We anticipate that the Grindrod Bank retail division will commence with the marketing of the wage payment solution during the fourth quarter of fiscal 2007.

What is the size of the market opportunity for the wage payment system and how successful will Net1 and Grindrod Bank be in penetrating this market? What goals have been set and when will the first customers be signed up?

The target markets for the wage payment system are the un-banked and under-banked wage earners in South Africa which we estimate at five million people. These wage earners are typically paid in cash on a weekly, biweekly or monthly basis and have all the risks associated with cash payments, but none of the benefits associated with having a formal bank account. Net1 and Grindrod Bank plan to offer these wage earners a UEPS smart card that will allow the card holder to receive payment, transact and access other financial services in a secure, cost-effective way.

We market the wage payment system to medium and large employers and to trade unions. The value proposition presented to employers focuses on the following key features:

  Safety – Security risks associated with cash transportation and short-payment disputes are eliminated;

  Cost-effectiveness – Our wage payment solution is significantly cheaper than the current cost to employers of preparing and distributing cash pay packets;

  Improved productivity – Our solution obviates the need to set aside valuable production time to physically pay employees; and

  Convenience – With our system, wages can be distributed off-line at any time, and financial products, such as cash advances, can be offered to the employee without placing any administrative burden on the employer.

Our value proposition to unions and employees has the following key elements:

  Safety – The personal safety risk of carrying cash is eliminated;

  Security – Our smart cards can only be used in conjunction with biometric verification and are completely loss tolerant – no money is lost if the card is lost or stolen;

  Convenience – Our cards can be used at any participating retailer or service provider at any time. Card holders can obtain cash from any participating retailer, eliminating the need to search for an available ATM;

  Cost effectiveness – Our solution is significantly cheaper than any other bank product, as we recover our fees mainly from employers, merchants and service providers; and

  Access to credible and affordable facilities, such as money transfers, loans, interest paying savings, life insurance and third part payments.

We have agreed with Grindrod Bank to launch our system in a specific area where we already have a strong presence in terms of infrastructure, and where there is a pressing need for our solution from the mining, agricultural and fishing industries. We have already initiated contact with the large employers in this area and we expect to commence with the payment of wages during the first quarter of fiscal 2008. Our target is to have a customer base of at least 1.5 million customers after three years of operation.

What is Net1’s strategy in expanding the UEPS technology outside South Africa?

Our strategy to introduce the UEPS technology outside of South Africa consists of the following key components:

  Developing countries – We believe that our UEPS technology is ideally suited to “third world” economies where communications infrastructures are limited and the need for off-line payment technology is the greatest. Potential users of our technology in these countries are generally government agencies, employers, merchants and financial service providers and individuals, who may have a need for all, or any, of our applications and products. We analyze potential target countries to determine the most appropriate entry point in terms of users and applications and we establish relationships with the most likely customers. We believe that the most efficient way to deploy our technology in any country is for a local partner, or partners, to invest in the establishment of a UEPS switch and for these partners to implement and operate the technology, with our guidance and assistance. We refer to these UEPS switches as “SmartSwitch” for the relevant territory. We often participate as shareholders in the local switch as most partners prefer the supplier of the technology to have an on-going interest in the deployment and operation of the technology. In some cases, we enter new territories as a result of our participation in a tender process that calls for a solution to which our technology is ideally suited. In these instances, we are generally not offered a shareholding. Initially, we have focused our marketing efforts on the African continent where the need for our technology is arguably the greatest across the entire continent and because we have a good understanding of African business methodology and culture. Our proximity to most African countries, as well as the multiplier effect of having several implementations across the continent, also ensures a high amount of interest from the African continent; and

  Developed world – We believe that some of our UEPS applications and products are ideally suited to a “first world” environment, such as secure internet-based payments and mobile telephony transacting. We will offer these products to service providers such as mobile phone operators, financial institutions and internet-based retailers in the near future.

What are the economics of a new SmartSwitch implementation?

The financial implications to Net1 of a new SmartSwitch implementation consist of the following elements:

  Sale of hardware and software licenses to the SmartSwitch: Net1 provides all the necessary hardware and software licenses to any new SmartSwitch on market related and arms-length terms, regardless of whether we are a shareholder in the Switch. If we are a shareholder in the SmartSwitch, we eliminate the appropriate portion of the profit on the sale of hardware and software licenses to the SmartSwitch in our reported financial statements. Any ongoing sales of hardware, additional software licenses, customization and maintenance services are treated in the same manner.

  Transaction fees, license fees and profit sharing: We receive annual license fees from any new switch that has been licensed with our technology. In some cases, we also negotiate a transaction fee payable to us for each transaction processed through the SmartSwitch. If we are a significant minority shareholder in the SmartSwitch, as is the case with SmartSwitch Namibia and SmartSwitch Botswana, we will include the financial results of the SmartSwitch in our reported financial statements on an equity accounting basis. If we are the majority shareholder in a SmartSwitch, such as SmartSwitch Nigeria, we consolidate the financial results of the SmartSwitch as part of the Net1 group. Our business plans and experience indicate that a SmartSwitch implementation will generally break even, on an operating profit basis, after twelve months of operation. We expect the SmartSwitch to generate revenues of $0.50 per card holder per month after another year of operation, increasing to $3.00 per cardholder after five years of operation. These numbers are indicative only and are dependent on several factors such as the relevant territory’s income per capita, the products and applications launched, currency strength and the size of the cardholder base.

  Investment in the SmartSwitch: Where we participate as a shareholder in a SmartSwitch, we contribute our share of the capital required to establish and fund the business pro-rata to our shareholding by way of subscribing for equity and shareholders’ loans.

What is the status of SmartSwitch Nigeria?

We have completed the SmartSwitch Nigeria computer room which houses the UEPS backend processing hardware and software in Nigeria. In addition, the switch has been commissioned and the required Nigerian staff have been appointed and trained.

Diamond Bank, one of Nigeria’s largest banking institutions, has ordered 50,000 smart cards from us for their initial deployment into the village community bank. SmartSwitch Nigeria, together with Diamond Bank, has applied for permission from the Central Bank of Nigeria to conduct a multi-lateral clearing and settlement system that will allow other financial institutions to participate in the switch.

One of SmartSwitch Nigeria’s initial objectives is to have an impact on the financial industry in Nigeria, where approximately 90% of the population of 140 million people is un-banked and transacts in cash. SmartSwitch Nigeria’s other objectives will be to deploy the UEPS technology through several applications, including banking, health care, money transfers, pre-paid utilities and telephony and voting. SmartSwitch Nigeria and selected partners have tendered to provide the Nigerian government with a multi-purpose smart card. The multi-purpose card tender comprises a national identity authentication/ verification system, a government financial payments for services system and an affordable banking solution. The Nigerian government is currently evaluating the tender submissions. Our consortium is one of the two remaining bidders and we expect the outcome of the tender to be finalized when the newly elected Nigerian government resumes with their duties.

We expect SmartSwitch Nigeria to become fully operative during the first quarter of fiscal 2008.

What territories are currently being targeted and how long is the sales cycle?

We are in various stages of negotiations with partners in Tanzania, Kenya, Mozambique, the Philippines, Vietnam, Iraq and Malaysia. We have responded to a tender request for the establishment of a national payment system in Ghana. The sales cycle in any new territory, although very difficult to predict, generally spans several months (in some cases, years) as a myriad of factors need to be considered, such as the corporate regulatory environment, central bank requirements, tax regimes, compilation of business plans, etc.

What is VTU and how does the revenue model work?

VTU, or Virtual Top Up, facilitates mobile phone-based pre-paid airtime vending. The VTU technology enables prepaid cell users to purchase additional airtime simply, securely and conveniently through the distribution of airtime value, as opposed to a voucher, from a vendor’s cellular handset to that of the customer. We derive revenue from the sale of VTU licenses to mobile operators and we have recently established VTU businesses in Colombia and Vietnam, where we are minority shareholders in companies that will provide a VTU service to prepaid cell phone users. These businesses will generate revenue by charging a percentage of the value of the airtime distributed through VTU.

What are your new patents for mobile payments all about?

Our latest patents incorporate our UEPS and SIM card expertise into a system that will seamlessly bridge mobile phones to existing payment infrastructures such as ATM’s, POS devices, the Internet and voice channels. The application of these patents will allow any mobile phone user to effect payments that are generally referred to as “card not present” payments completely securely, through the utilization of a once off, disposable, virtual credit or debit card.

Why is the Net1 Financial Services segment constantly declining in revenue and profit?

We offer UEPS-based loans to our social welfare cardholders with the primary purpose of assisting them to repay expensive loans with other loan providers and to escape the debt spiral that they are trapped in. Once our UEPS-based loans are repaid, we believe that the beneficiaries have an enhanced ability to remain debt-free, or take loans in amounts smaller than the original refinancing facility we offered to them. In addition, we continuously revise the interest rates charged on our UEPS-based loans, as part of our ongoing commitment to the South African government to provide affordable financial services to the unbanked population of that country. We believe that once cardholders escape the debt spiral they will have more disposable income to spend, including through our merchant acquiring base.

Revenues and profit from our traditional microlending business have decreased due to our strategic decision not to grow this business, increased competition and lower interest rates charged on traditional microlending loans.

What is the “pre-funded social welfare grant receivable” line item on the balance sheet?

We have a unique cash flow cycle due to our obligations to pre-fund the payments of social welfare grants in the KwaZulu-Natal and Eastern Cape provinces. We provide the funds required for the grant payments on behalf of these provincial governments from our own cash resources and are reimbursed within two weeks by the KwaZulu-Natal and Eastern Cape governments, thus exposing ourselves to these provinces’ credit risk. These obligations result in a peak funding requirement, on a monthly basis, of approximately $46.7 million (ZAR 340 million) for each of the KwaZulu-Natal and Eastern Cape contracts. The funding requirements are at peak levels for the first three weeks of every month during the year.

The amount disbursed through merchants during March 2007 was reimbursed to us by the provincial governments during the first two weeks of April 2007. We settle our obligation to merchants within 48 hours of the distribution of the grant by the merchant to the social welfare beneficiaries, however, the provincial governments reimburse the amount due to us within two weeks after the distribution date. This practice results in a significant net cash outflow at the end of a month, and a quarter, however, the situation is typically reversed within a week.

The actual quantum of Net1’s cash reserves should be evaluated by regarding this highly liquid, very short term government receivable as a near-cash equivalent.

How does Net1 view its investor relations function?

Some of our investors have advised that we need to establish a permanent investor relations function to deal with all queries from investors. We believe that it is not possible to perform a proper investor relations function if the responsible person is not intricately involved with the group’s daily activities and operations. The process to recruit a high calibre person that will fit this profile has been underway for some time, without any success. Once recruited, it will take such a person some time to fully understand the various aspects of our business. We will continue to search for the appropriate person but, in the interim, we have formulated the following plan to address the immediate needs of our investors:

  Our Vancouver based IR team, consisting of Randy Saunders and Bill Espley, will continue to handle all initial communication with prospective investors and supply investor packs and historical information. The Vancouver office can be reached at +1 (604) 484-8750 or toll free at 1-866-412-NET1 (6381).

  We have also set up a communication matrix that will allow our Vancouver team to access the relevant persons in Net1 to answer any technical or accounting queries. Any such queries can be directed to the Vancouver office, from where Randy and Bill will communicate with the designated person in Johannesburg to obtain the answers and respond to the query.

  We understand that our key shareholders have a pressing need to talk to executive management, regardless of the existence of an IR function. Any request to talk to the executive management team should be directed to the Vancouver office, where Randy and Bill will access our diaries to schedule any meeting requests.

  The executive management team will continue to visit the United States, specifically to meet with analysts and investors, when our schedules and workload allow us to do so.

  We welcome visits by all shareholders and analysts to our head office and operations in South Africa. Any scheduling requests should be given to the Vancouver office and we will confirm the appointment as soon as we can.